Exhibit 99.1

FOR IMMEDIATE RELEASE
Waste Management Announces Fourth Quarter and Full Year 2010 Earnings
Fourth Quarter and Full Year Revenues Increased Six Percent
HOUSTON — February 17, 2011 — Waste Management, Inc. (NYSE: WM) today announced financial results for its fourth quarter and for the year ended December 31, 2010. Revenues for the fourth quarter of 2010 were $3.19 billion compared with $3.01 billion for the same 2009 period. Net income(a) for the quarter was $281 million, or $0.59 per diluted share, compared with $315 million, or $0.64 per diluted share, for the fourth quarter of 2009. The Company noted several items that impacted results in the 2010 and 2009 fourth quarters. Excluding these items, net income would have been $287 million, or $0.60 per diluted share, in the fourth quarter of 2010 compared with $257 million, or $0.52 per diluted share, in the fourth quarter of 2009, an increase in earnings per diluted share of over 15%.(b)
For the full year 2010, the Company reported revenues of $12.52 billion compared with $11.79 billion for 2009. Earnings per diluted share were $1.98 for the full year 2010 compared with $2.01 for the full year 2009. During fiscal years 2010 and 2009, several items impacted the full year results. On an as-adjusted basis taking those items into account, earnings per diluted share were $2.09 for the full year 2010 and $2.00 for the full year 2009.(b)
Results in the fourth quarter of 2010 included a net decrease of $0.01 per diluted share consisting of the following:
•	After-tax charges of $20 million for litigation;

•	A $7 million after-tax benefit from the accounting effect of higher ten-year Treasury rates, which are used to discount remediation reserves; and

•	A $7 million benefit in net income primarily from income tax audit settlements.
David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We are pleased that we exceeded our expectations for the fourth quarter, driven by strong internal revenue growth from yield, which offset lower than expected volumes. Our collection, landfill, and recycling businesses continued their strong performance, as each of these business lines increased both their operating earnings and operating margins compared with the prior year period.”
KEY HIGHLIGHTS FOR THE FOURTH QUARTER 2010 AND THE FULL YEAR 2010
•	Internal revenue growth from yield from the Company’s collection and disposal operations was 2.6% for the quarter and 2.3% for the full year.

•	Internal revenue growth from volume was negative 1.8% for the quarter and negative 2.6% for the full year.

•	Income from operations margin improved 280 basis points to 18.0% in the fourth quarter, compared with the prior year period. Adjusted for the items excluded in
FOR MORE INFORMATION
Waste Management
Web site
www.wm.com
Analysts
Jim Alderson
713.394.2281
jalderson@wm.com
Media
Lynn Brown
713.394.5093
lynnbrown@wm.com

calculating the Company’s as-adjusted earnings, the income from operations margin improved 220 basis points to 18.6%.(b)

•	Revenues increased by 6.0%, or $181 million, in the fourth quarter and increased by 6.1%, or $724 million, for the full year.

•	Operating expenses were 60.9% of revenue in the fourth quarter of 2010, compared with 62.3% in the prior year period. Adjusted for the items excluded in calculating the Company’s as-adjusted earnings, the Company’s operating expenses were 61.2% of revenue, compared with 62.3% in the prior year period.(b)

•	Selling, general and administrative expenses were 12.4% of revenue in the fourth quarter of 2010, compared with 12.1% in the prior year period. Adjusted for the items excluded in calculating the Company’s as-adjusted earnings, the Company’s selling, general and administrative expenses were 11.5% of revenue, compared with 12.1% in the prior year period.(b)

•	Average recycling commodity prices increased over 36% in the fourth quarter of 2010 compared with the prior year period. This favorable year-over-year impact contributed $0.04 to earnings per diluted share in the fourth quarter of 2010, compared with the prior year period. Average electricity sales prices at the Company’s waste-to-energy plants were essentially flat in the fourth quarter compared to the prior year period.

•	Free cash flow was $263 million in the quarter and $1.2 billion for the full year.(b)

•	Capital expenditures were $367 million in the quarter and $1.1 billion for the full year.

•	The Company returned $208 million to shareholders in the fourth quarter, consisting of $150 million in cash dividends and $58 million in common stock repurchases. For the full year, the Company returned $1.1 billion to shareholders, consisting of $604 million in dividends and $501 million in common stock repurchases.

•	The effective income tax rate in the quarter was approximately 35.1%, due principally to the net favorable impacts of income tax audit settlements and state income tax net operating loss carry-forwards. Adjusted for the items excluded in calculating the Company’s as-adjusted earnings, the effective income tax rate for the fourth quarter of 2010 would have been 36.6%.(b)
Steiner added, “We finished the year with our strongest quarterly pricing performance of 2010, with internal revenue growth from yield of 2.6% for our collection and disposal business. We once again demonstrated our pricing discipline, and we remain committed to pricing of at least 50 to 100 basis points above CPI. As for our volumes, internal revenue growth from volume declined by 1.8% in the fourth quarter of 2010, compared with the prior year period. Volumes were down in the collection line of business, primarily because of the loss of certain residential contracts and severe winter weather. Volumes continue to be strong in our landfill line of business.
“We are proud of our 2010 accomplishments. We continued to produce strong cash flow and continued our strategy of returning cash to our shareholders. In the fourth quarter, we returned $208 million of cash in the form of dividends and common stock repurchases, and for the full year, we returned $1.1 billion.
“For 2011, we expect internal revenue growth from volume to be flat to slightly positive. January volumes were still soft, reflecting the severe winter weather throughout North America, but we expect the remainder of the year to show steady improvement. We expect internal revenue growth from yield in 2011 of approximately 2.0%. The consumer price index has been running close to 1.0%, whereas at this time last year CPI was running above 2.0%. This decrease in the consumer price index will negatively impact pricing on the roughly 40% of our collection business that has annual price adjustments based on a published price index. In 2010, the effect of CPI negatively impacted yield by approximately 70 basis points. But, just as we did in 2010, we expect to overcome the effect of CPI to produce strong pricing in 2011.
“Based on these yield and volume estimates and other assumptions, we forecast that our full-year 2011 adjusted earnings will be in the range of $2.24 to $2.30 per diluted share. Free cash flow is projected to be in the range of $1.25 billion to $1.35 billion, with capital expenditures of between $1.35 billion and $1.45 billion.(b)
“The Board of Directors has announced its intent to increase our quarterly dividend by 8%, to $1.36 per share on an annual basis. We expect our dividend payments to total approximately $650 million in 2011, and we expect common stock repurchases of up to $575 million. In 2011 we will continue to make investments to grow our business, and we remain committed to our goals of growing our revenues, expanding our operating margins, increasing our return on invested capital, increasing our free cash flow and returning cash to our shareholders.”
2011 OUTLOOK
The Company also announced the following with regard to its financial outlook for 2011:
•	2011 adjusted earnings per diluted share are expected to be between $2.24 and $2.30.(b)

•	Internal revenue growth from yield on the collection and disposal business is expected to be approximately 2.0%, which is in line with the Company’s goal of internal revenue growth from yield being at least 50 to 100 basis points above CPI. Internal revenue growth from volume is expected to be flat to slightly positive, an improvement of over 260 basis points compared with the full year 2010.

•	Recycling commodity sales prices are expected to have a slight positive impact on earnings per share in 2011, compared with the prior year. Average electricity sales prices in 2011 at the Company’s waste-to-energy operations are expected to have no net impact on earnings per share, compared with the prior year.

•	The Company’s waste-to-energy operations are expected to have a negative $0.02 impact on fully diluted earnings per share in 2011 compared with 2010, primarily from upgrades at the recently acquired waste-to-energy plant in Virginia.

•	The Company expects increased labor costs, due primarily to annual merit increases, which will add approximately $65 million to 2011 expenses. The Company is also planning to increase expenses by up to $50 million primarily for information technology upgrades, customer focused growth initiatives, and other initiatives. Interest expense is expected to increase approximately $25 million, principally because of higher fees and rates from the revolving credit facility that was executed in June of 2010.

•	The full-year 2011 forecast reflects an expected tax rate of approximately 35.7%.

•	Capital expenditures are expected to be in the range of $1.35 billion to $1.45 billion.

•	Free cash flow is projected to be in the range of $1.25 billion to $1.35 billion.(b)

•	The Company expects an annual payment of $1.36 per share in cash dividends over the course of the year, at an approximate cost of $650 million. The Board must separately declare each dividend. The Company also expects to spend up to $575 million on share repurchases. The amount of stock the Company repurchases will depend on a number of items, including any cash it may in the future decide to use to increase its business acquisitions and investments beyond budgeted levels or to accelerate debt repayments.
Steiner concluded, “I expect continued strong performance in 2011 in our core business, despite expected headwinds from workforce wage increases, start-up costs associated with new cost savings programs, our customer focused growth and information technology initiatives, and upgrades at our recently acquired waste-to-energy facility. The impact of these headwinds, however, should decline as we progress through 2011, and these investments will build a platform to accelerate earnings growth in the future.”

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, our net income; earnings per diluted share; projected earnings per diluted share; income from operations margin; selling, general and administrative expenses as a percentage of revenue; operating expenses as a percentage of revenue; and effective tax rate have been presented in certain instances excluding special items noted in this press release.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, we believe free cash flow gives investors useful insight into how we view our liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.
The quantitative reconciliations of each of the non-GAAP measures presented herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company’s projected full year 2011 earnings of $2.24 to $2.30 per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2011 that management believes are not representative or indicative of our results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures, resolution of income tax items or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.
The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter and full-year 2010 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 33194439 when prompted by the conference call operator.
A replay of the conference call will be available on our website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, February 17, 2011 through 5:00 PM (Eastern) on Thursday, March 3, 2011. To access the replay telephonically, please dial 800-642-1687, or from outside of the United States or Canada dial 706-645-9291, and use the replay conference ID number 33194439.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements” and include statements regarding financial results, future internal revenue growth from yield and volume, business goals and investments, capital allocation, including future dividends, share repurchases and capital expenditures, strategic initiatives and their future performance, future volume and pricing and related trends, future recycling commodity prices, future costs and cost reduction, future electricity sales prices, future tax rates, 2011 earnings per diluted share, 2011 free cash flow, future operating earnings and earnings growth, and general market and industry conditions. You should view these statements with caution. These statements are not guarantees of future performance, circumstances or events. They are based on the facts and circumstances known to us as of the date the statements are made. All phases of our business are subject to uncertainties, risks and other influences, many of which we do not control. Any of these factors, either alone or taken together, could have a material adverse effect on us and could cause actual results to be materially different from those set forth in such forward-looking statement. We assume no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.
The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation and other general and local economic conditions may negatively affect the volumes of waste generated;

•	competition may negatively affect our profitability or cash flows, our pricing strategy may have negative effects on volumes, and inability to execute our pricing strategy in order to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	we may fail to implement our business strategy, which could adversely impact our financial performance and growth;

•	weather conditions and one-time special projects cause our results to fluctuate, and harsh weather or natural disasters may cause us to temporarily suspend operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	adverse publicity (whether or not justified) relating to activities by our operations, employees or agents could tarnish our reputation and reduce the value of our brand;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	some of our customers, including governmental entities, have suffered financial difficulties that could affect our business and operating results, due to their credit risk and the impact of the municipal debt market on remarketing of our tax-exempt bonds;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverage could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	increasing use by customers of alternatives to traditional disposal, government mandates requiring recycling and prohibiting disposal of certain types of waste, and overall reduction of waste generated could continue to have a negative effect on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	we could face significant liability for withdrawal from multiemployer pension plans;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	our existing and proposed service offerings to customers may require that we develop or license, and protect, new technologies; and our inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations;

•	we may reduce or suspend capital expenditures, acquisition activity, dividend declarations or share repurchases if we suffer a significant reduction in cash flows; and

•	we may be unable to incur future indebtedness on terms we deem acceptable or to refinance our debt obligations, including near-term maturities, on acceptable terms and higher interest rates and market conditions may increase our expenses.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K.
ABOUT WASTE MANAGEMENT
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.
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Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,

	2010	2009
Operating revenues	$3,187	$3,006

Costs and expenses:
Operating	1,941	1,874
Selling, general and administrative	396	365
Depreciation and amortization	277	274
Restructuring	(1)	4
(Income) expense from divestitures, asset impairments and unusual items	—	33

	2,613	2,550

Income from operations	574	456

Other income (expense):
Interest expense	(119)	(110)
Interest income	1	3
Other, net	(2)	(2)

	(120)	(109)

Income before income taxes	454	347
Provision for income taxes	160	16

Consolidated net income	294	331
Less : Net income attributable to noncontrolling interests	13	16

Net income attributable to Waste Management, Inc.	$281	$315

Basic earnings per common share	$0.59	$0.65

Diluted earnings per common share	$0.59	$0.64

Basic common shares outstanding	475.8	488.5

Diluted common shares outstanding	478.0	491.6

Cash dividends declared per common share	$0.315	$0.29

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,

	2010	2009
EPS Calculation:

Net income attributable to Waste Management, Inc.	$281	$315

Number of common shares outstanding at end of period	475.0	486.1
Effect of using weighted average common shares outstanding	0.8	2.4
Weighted average basic common shares outstanding	475.8	488.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.2	3.1

Weighted average diluted common shares outstanding	478.0	491.6

Basic earnings per common share	$0.59	$0.65

Diluted earnings per common share	$0.59	$0.64

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2010	2009
Operating revenues	$12,515	$11,791

Costs and expenses:
Operating	7,824	7,241
Selling, general and administrative	1,461	1,364
Depreciation and amortization	1,194	1,166
Restructuring	(2)	50
(Income) expense from divestitures, asset impairments and unusual items	(78)	83

	10,399	9,904

Income from operations	2,116	1,887

Other income (expense):
Interest expense	(473)	(426)
Interest income	4	13
Other, net	(16)	(1)

	(485)	(414)

Income before income taxes	1,631	1,473
Provision for income taxes	629	413

Consolidated net income	1,002	1,060
Less : Net income attributable to noncontrolling interests	49	66

Net income attributable to Waste Management, Inc.	$953	$994

Basic earnings per common share	$1.98	$2.02

Diluted earnings per common share	$1.98	$2.01

Basic common shares outstanding	480.2	491.2

Diluted common shares outstanding	482.2	493.6

Cash dividends declared per common share	$1.26	$1.16

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2010	2009
EPS Calculation:

Net income attributable to Waste Management, Inc.	$953	$994

Number of common shares outstanding at end of period	475.0	486.1
Effect of using weighted average common shares outstanding	5.2	5.1

Weighted average basic common shares outstanding	480.2	491.2
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.0	2.4

Weighted average diluted common shares outstanding	482.2	493.6

Basic earnings per common share	$1.98	$2.02

Diluted earnings per common share	$1.98	$2.01

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	December 31,	December 31,
	2010	2009
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$539	$1,140
Receivables, net	1,656	1,527
Other	287	343

Total current assets	2,482	3,010

Property and equipment, net	11,868	11,541
Goodwill	5,726	5,632
Other intangible assets, net	295	238
Other assets	1,105	733

Total assets	$21,476	$21,154

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,252	$2,152
Current portion of long-term debt	233	749

Total current liabilities	2,485	2,901

Long-term debt, less current portion	8,674	8,124
Other liabilities	3,726	3,538

Total liabilities	14,885	14,563

Equity:
Waste Management, Inc. stockholders’ equity	6,260	6,285
Noncontrolling interests	331	306

Total equity	6,591	6,591

Total liabilities and equity	$21,476	$21,154

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Consolidated net income	$1,002	$1,060
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,194	1,166
Other	309	102
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(230)	34

Net cash provided by operating activities	2,275	2,362

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(407)	(281)
Capital expenditures	(1,104)	(1,179)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	44	28
Investments in unconsolidated entities	(173)	(21)
Net receipts from restricted trust and escrow accounts, and other	34	203

Net cash used in investing activities	(1,606)	(1,250)

Cash flows from financing activities:
New borrowings	908	1,749
Debt repayments	(1,112)	(1,335)
Common stock repurchases	(501)	(226)
Cash dividends	(604)	(569)
Exercise of common stock options	54	20
Other, net	(18)	(96)

Net cash used in financing activities	(1,273)	(457)

Effect of exchange rate changes on cash and cash equivalents	3	5

Increase (decrease) in cash and cash equivalents	(601)	660
Cash and cash equivalents at beginning of period	1,140	480

Cash and cash equivalents at end of period	$539	$1,140

Note: Prior year information has been reclassified to conform to 2010 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
Operating Revenues by Lines of Business

Collection	$2,072	$2,119	$2,005
Landfill	640	674	618
Transfer	313	342	337
Wheelabrator	229	237	214
Recycling	333	286	231
Other	88	86	80
Intercompany (a)	(488)	(509)	(479)

Operating revenues	$3,187	$3,235	$3,006

	Quarters Ended
	December 31, 2010		December 31, 2009
		As a % of		As a % of
	Amount	Total Company	Amount	Total Company
Analysis of Change in Year Over Year Revenues

Average yield (i)	$169	5.6%	$49	1.5%
Volume	(54)	-1.8%	(200)	-6.4%

Internal revenue growth	115	3.8%	(151)	-4.9%
Acquisitions	58	1.9%	30	1.0%
Divestitures	—	—	(3)	-0.1%
Foreign currency translation	8	0.3%	22	0.7%

	$181	6.0%	$(102)	-3.3%

		As a % of		As a % of
		Related		Related
	Amount	Business	Amount	Business
(i) Average yield
Collection, landfill and transfer	$66	2.6%	$65	2.5%
Waste-to-energy disposal	1	0.9%	7	6.5%

Collection and disposal	67	2.6%	72	2.7%
Recycling commodities	83	35.8%	35	17.6%
Electricity	—	0.0%	(18)	-20.9%
Fuel surcharges and mandated fees	19	18.6%	(40)	-28.6%

Total	$169	5.6%	$49	1.5%

	Quarters Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$622	$720	$2,275	$2,362
Capital expenditures	(367)	(356)	(1,104)	(1,179)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	8	8	44	28

Free cash flow	$263	$372	$1,215	$1,211

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
Balance Sheet Data

Cash and cash equivalents	$539	$550	$1,140

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,907	$8,959	$8,873
Total equity	6,591	6,439	6,591

Total capital	$15,498	$15,398	$15,464

Debt-to-total capital	57.5%	58.2%	57.4%

Capitalized interest	$5	$4	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$42	$71	$107

Total consideration	$58	$122	$165

Cash paid for acquisitions	$64	$106	$146

Other Operational Data

Internalization of waste, based on disposal costs	68.6%	67.9%	68.7%

Total landfill disposal volumes (tons in millions)	22.5	24.4	22.3
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.0	1.8

Total disposal volumes (tons in millions)	24.5	26.4	24.1

Active landfills	271	272	273

Landfills reporting volume	256	258	259

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$79.1	$89.5	$82.5
Asset retirement costs	(14.3)	20.0	(15.8)

Total landfill amortization expense (b)	64.8	109.5	66.7
Accretion and other related expense	17.7	17.0	17.6

Landfill amortization, accretion and other related expense	$82.5	$126.5	$84.3

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.

(b)	The quarter ended December 31, 2010 as compared to the quarter ended September 30, 2010 reflects a reduction in amortization expense of $44.7 million of which $28.6 million is attributable to year-end adjustments of the landfill capping construction and closure/post-closure obligations identified in our annual review process. The remaining decrease is due to seasonal reduction in landfill volumes and one-time upward adjustments charged to amortization expense for revisions in estimates of closure and post-closure estimates during the quarter ended September 30, 2010.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	December 31, 2010		December 31, 2009
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income and Diluted Earnings Per Share	Amount (a)	Amount	Amount (a)	Amount
Net income and Diluted EPS, as reported	$281	$0.59	$315	$0.64

Adjustments to Net income and Diluted EPS:
Litigation	20		—
Benefit from income tax related items	(7)		(81)
Landfill operating costs — changes in risk-free interest rates	(7)		—
Expense from divestitures, asset impairments and unusual items, net	—		20
Restructuring	—		3

	6	0.01	(58)	(0.12)

Net income and Diluted EPS, as adjusted (b)	$287	$0.60	$257	$0.52

	Year Ended		Year Ended
	December 31, 2010		December 31, 2009
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income and Diluted Earnings Per Share	Amount (a)	Amount	Amount (a)	Amount
Net income and Diluted EPS, as reported	$953	$1.98	$994	$2.01

Adjustments to Net income and Diluted EPS:
(Income) expense from divestitures, asset impairments and unusual items, net (c)	(48)		50
Tax items	34		(95)
Landfill operating costs (d)	34		—
Litigation	20		—
Multiemployer pension withdrawal costs	17		6
Labor disruptions	1		—
Restructuring	—		31

	58	0.11	(8)	(0.01)

Net income and Diluted EPS, as adjusted	$1,011	$2.09	$986	$2.00

	Quarter Ended		Quarter Ended
	December 31, 2010		December 31, 2009
		As a % of		As a % of
Adjusted Income from Operations as a percent of Revenues	Amount	Revenues	Amount	Revenues
Operating revenues, as reported	$3,187		$3,006

Income from operations, as reported (e)	$574	18.0%	$456	15.2%

Adjustments to Income from Operations:
Litigation	31		—
Landfill operating costs — changes in risk-free interest rates	(12)		—
Expense from divestitures, asset impairments and unusual items, net	—		33
Restructuring	—		4

	19		37

Income from operations, as adjusted (f)	$593	18.6%	$493	16.4%

(a)	Please see the reconciliation of “Adjusted effective tax rate” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the fourth quarter of 2010 and 2009 and “Adjusted tax expense reconciliation” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS for the full year 2010 and 2009.

(b)	Increase of over 15% in diluted EPS, as adjusted.

(c)	Adjustment in 2010 included an after-tax benefit of $48 million associated with a litigation settlement in the second quarter. Adjustments in 2009 included a reduction in net income of $30 million associated with the abandonment of a new waste and recycling revenue management system in the first quarter.

(d)	Adjustments in 2010 included after-tax charges aggregating $37 million due to increases in environmental remediation reserves and closure and post-closure costs offset by after-tax benefit aggregating $3 million due to the changes in ten-year Treasury rates, which are used to discount remediation reserves.

(e)	Improvement in income from operations of 280 basis points as a percent of revenues, as reported.

(f)	Improvement in income from operations of 220 basis points as a percent of revenues, as adjusted.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)

	Quarters Ended December 31,
Adjusted Operating expenses as a percent of Revenues	2010	2009
As reported:
Operating revenues	$3,187	$3,006
Operating expenses	$1,941	$1,874

Operating expenses as a percent of Revenues	60.9%	62.3%

Adjustments
Operating revenues	$—	$—
Operating expenses (g)	$10	$—

As adjusted:
Operating revenues	$3,187	$3,006
Operating expenses (h)	$1,951	$1,874

Adjusted Operating expenses as a percent of Revenues (h)	61.2%	62.3%

	Quarters Ended December 31,
Adjusted Selling, general and administrative expenses as a percent of Revenues	2010	2009
As reported:
Operating revenues	$3,187	$3,006
Selling, general and administrative expense	$396	$365
Selling, general and administrative expenses as a percent of Revenues	12.4%	12.1%

Adjustments:
Operating revenues	$—	$—
Selling, general and administrative expense — litigation	$(29)	$—

As adjusted:
Operating revenues	$3,187	$3,006
Selling, general and administrative expense	$367	$365
Adjusted Selling, general and administrative expenses as a percent of Revenues (i)	11.5%	12.1%

(g)	Adjustments in 2010 are primarily due to higher ten-year Treasury rates, which are used to discount remediation reserves.

(h)	Increase of $77 million in operating expense, but 110 basis points improvement as a percent of revenues, as adjusted.

(i)	Improvement in selling, general and administrative expense of 60 basis points as a percent of revenues, as adjusted.

(10)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)

	Quarter Ended			Quarter Ended
	December 31, 2010			December 31, 2009
	Pre-tax	Tax	Effective	Pre-tax	Tax
Adjusted effective tax rate	Income	Expense	Tax Rate (j)	Income	Expense
As reported amounts	$454	$160	35.1%	$347	$16

Adjustments to Tax Expense:
Litigation	31	11		—	—
Benefit from income tax related items	—	7		—	81
Landfill operating costs — changes in risk-free interest rates	(12)	(5)		—	—
Expense from divestitures, asset impairments and unusual items, net	—	—		33	13
Restructuring	—	—		4	1

As adjusted amounts	$473	$173	36.6%	$384	$111

	Year Ended		Year Ended
	December 31, 2010		December 31, 2009
	Pre-tax	Tax	Pre-tax	Tax
Adjusted tax expense reconciliation	Income	Expense	Income	Expense
As reported amounts	$1,631	$629	$1,473	$413

Adjustments to Tax Expense:
(Income) expense from divestitures, asset impairments and unusual items, net	(77)	(29)	82	32
Tax items	—	(34)	—	95
Landfill operating costs	51	17	—	—
Litigation	31	11	—	—
Multiemployer pension withdrawal costs	28	11	9	3
Labor disruptions	2	1	—	—
Restructuring	—	—	50	19

As adjusted amounts	$1,666	$606	$1,614	$562

Full Year 2011 Free Cash Flow Reconciliation (k)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,650	$2,700
Capital expenditures	(1,450)	(1,350)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	50	—

	$1,250	$1,350

(j)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using the Pre-tax Income and Tax Expense amounts included in the table above, as these line items have been rounded in millions.

(k)	The reconciliation illustrates two scenarios that show our projected Free Cash Flow range. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(11)